                                                                Exhibit 99.1
[GARDNER DENVER logo]


============================================================================

                                PRESS RELEASE

============================================================================


FOR IMMEDIATE RELEASE
---------------------

February 7, 2005                           Contact: Helen W. Cornell
                                           Vice President, Finance and CFO
                                           (217) 228-8209



 GARDNER DENVER, INC. REPORTS RECORD LEVEL REVENUES, NET INCOME, AND OPERATING
                             CASH FLOW IN 2004:
      FOURTH QUARTER REVENUES INCREASE 107%, NET INCOME INCREASES 110%
                        COMPARED TO THE PREVIOUS YEAR

QUINCY, IL, (February 7, 2005) - Gardner Denver, Inc. (NYSE:GDI) announced that revenues and net income for the twelve months ended December 31, 2004 were $739.5 million and $37.1 million, respectively, the Company's highest levels since becoming an independent entity in 1994. Revenues for the three months ended December 31, 2004 were $241.2 million, a 107% increase compared to the fourth quarter of the previous year, primarily as a result of acquisitions completed in 2004. Net income for the three months ended December 31, 2004 was $13.6 million, a 110% increase compared to the same period last year.

CEO's Comments Regarding Results
--------------------------------

"I am pleased to report a record level of revenues, net income and operating cash flow for Gardner Denver. We demonstrated strong revenue growth and flow-through profitability throughout the entire year. Operating earnings as a percentage of revenues (operating margins) increased to 9.1% from 8.7% in the third quarter of 2004 and 6.5% in the fourth quarter of 2003. For the year, operating margins increased to 8.3% in 2004 from 7.3% in 2003. In 2004, we completed two significant acquisitions that opened new markets and provided new channels of distribution for our existing products. These acquisitions contributed to our earnings per share growth in 2004, despite the dilution associated with an equity offering completed in March. We also continue to see strong demand for well stimulation pumps and aftermarket parts used in oil and natural gas well drilling and servicing. Additionally, we have begun to see increases in demand for drilling pumps," stated Ross Centanni, Chairman, President and CEO.

"Industrial demand continues to improve slowly in the U.S. and Europe, and we continue to gain market share in Europe, China and South Africa. Consequently, we have benefited through increased orders of compressors and blowers. We are also experiencing increased demand for water jetting pumps used in industrial cleaning and maintenance. The strong demand in the transportation market has continued to drive orders for our positive displacement blowers and we noted a slight increase in orders for larger multistage centrifugal blowers late in the fourth quarter. The combination of increased demand in our end markets and the impact from our profitability improvement programs resulted in operating margin expansion in each quarter of the year."



"We continue to integrate Nash Elmo into existing operations of our business. We believe there are further synergistic benefits through facility and product rationalization, sales channel leverage and material cost reductions. We have completed the key aspects of integrating Syltone into Gardner Denver, including relocating production to existing facilities and beginning production of key components previously outsourced. Additionally, in January 2005, we sold Perolo S.A., a small, non-core manufacturing operation of Syltone located in Blaye, France. We anticipate further opportunities to reduce selling and administrative expenses at the acquired businesses. We believe the full benefit of our integration efforts will be realized as 2005 progresses."

"Despite some supply chain inefficiencies and increasing levels of purchases, we were able to close out 2004 with a very strong cash flow performance as we generated more than $76 million in cash from operating activities, a 65% increase compared to the previous year. Our acquired operations contributed almost $23 million of this $30 million increase, with strong earnings growth in our base businesses driving the balance of the improvement. These strong cash flows enabled us to continue improving our balance sheet. Our debt-to-capital ratio improved from 47.4% after the acquisition of Nash Elmo in September to 43.6% on December 31, 2004.

"Capital was invested in the business to introduce new products, improve our operations, complete our new assembly and packaging facility in China and integrate businesses onto our common enterprise resource planning system. In 2004, we invested almost $20 million in capital expenditures, compared to $12 million in 2003. We anticipate that we will spend approximately $22 million to $24 million on capital projects in 2005."

Outlook
-------

Looking forward, Mr. Centanni stated, "I expect to see continuing gradual improvement in demand for industrial products in 2005. Drilling day rates and rig capacity utilization have improved. Elevated oil and natural gas prices, if continued, should drive additional demand for energy products. This environment should continue to support revenue and profitability expansion of our businesses and is one of the primary drivers in increasing our 2005 earnings expectations from our initial estimate in October 2004."

"Given the current economic environment, as well as our existing backlog and recent order trends, we now expect diluted earnings per share (DEPS) for 2005 to be approximately $2.15 to $2.40, with a first quarter DEPS approximating $0.40 to $0.48. Included in this updated guidance is $0.38 to $0.42 of DEPS in 2005 from our most recent acquisition, Nash Elmo."

"The major dynamics to the significant improvement in our overall 2005 earnings expectations include a reduction in our estimated 2005 effective income tax rate to 30% from 34% in our previous guidance, stronger anticipated volume and earnings from our businesses that existed prior to our 2004 acquisitions and a higher level of incremental income from both the Syltone and Nash Elmo acquisitions. These positive factors more than offset the anticipated expense in the second half of 2005 related to expensing stock options starting July 1, 2005, as required by new accounting rules, estimated to be $0.03 to $0.05 of DEPS.



Fourth Quarter Results
----------------------

Revenues for the fourth quarter of 2004 increased $124.6 million (107%) to $241.2 million for the three months ended December 31, 2004, compared to the same period of 2003. The Compressor and Vacuum Products segment increased revenues $95.4 million to $193.2 million for the three months ended December 31, 2004, compared to the same period of 2003. This 97% increase was primarily due to 2004 acquisitions ($89.5 million); increased volume of truck blowers and compressors sold in the U.S., Europe, China and South Africa; favorable changes in currency exchange rates ($3.3 million) and price increases. Fluid Transfer Products segment revenues increased $29.2 million to $48.0 million for the three months ended December 31, 2004, compared to the same period of 2003. This 156% increase was due to an acquisition ($19.2 million) in 2004, increased shipments of drilling and well stimulation pumps, water jetting systems and related aftermarket services and price increases.

The two acquisitions completed in 2004 increased backlog by $117.1 million on December 31, 2004, compared to December 31, 2003. These 2004 acquisitions added $99.4 million and $17.7 million to the Compressor and Vacuum Products and the Fluid Transfer Products segments backlog, respectively. Orders for the three-month period of 2004 increased by $102.3 million due to these 2004 acquisitions, compared to the previous year. Incremental orders from our 2004 acquisitions contributed $90.3 million to the Compressor and Vacuum Products segment for the three months ended December 31, 2004 and $12.0 million to the Fluid Transfer Products segment. For the full year of 2004, these acquisitions added $193.9 million to compressor and vacuum product orders and $55.5 million to orders for fluid transfer products.

Gross margin as a percentage of sales (gross margin percentage) increased to 32.8% in the three-month period ended December 31, 2004, from 29.1% in the same period of 2003. This increase in gross margin percentage was principally attributable to 2004 acquisitions, as their gross margin percentage was higher than the Company's previously existing businesses. Increased volume and the related benefit of increased leverage of fixed and semi-fixed costs over a higher revenue base positively impacted gross margin percentage. Favorable sales mix also contributed to the increased gross margin as the fourth quarter of 2004 included a higher percentage of drilling pumps and aftermarket sales compared to the previous year. These positive factors were partially offset by the rising cost of certain raw materials coupled with some supply chain inefficiencies that affected material availability.

Depreciation and amortization for the three months ended December 31, 2004 increased $2.3 million to $5.8 million, primarily due to 2004 acquisitions. The fourth quarter of 2004 included a reduction to depreciation and amortization expense of $1.8 million resulting from finalizing the purchase price allocation related to the Syltone acquisition.

Selling and administrative expenses increased $28.5 million in the three-month period of 2004 to $51.4 million, primarily due to acquisitions ($26.1 million) in 2004. Changes in currency exchange rates and higher compensation and fringe benefit costs also contributed to this increase.



Operating margin for the Company was 9.1% in the three months ended December 31, 2004, an increase from 6.5% for the same period of 2003. Operating earnings for the Compressor and Vacuum Products segment were 7.4% of revenues in the three months ended December 31, 2004, an increase from 6.6% in the same period of 2003. This increase was attributable to the acquisitions in 2004, as their operating margins were higher than the segment's previously existing businesses. The favorable impact of these acquisitions was partially offset by increased compensation, material and fringe benefit costs from previously existing businesses. The Fluid Transfer Products segment generated operating margin of 16.1% for the three months ended December 31, 2004, compared to 5.9% in the same period of 2003. This increase was primarily attributable to positive impact of increased leverage of the segment's fixed and semi-fixed costs over a higher revenue base, favorable mix resulting from increased shipments of drilling pumps and replacement parts, price increases and operational improvements.

Interest expense increased $2.8 million to $4.2 million for the three months ended December 31, 2004, compared to the same period of 2003, due to higher average borrowings stemming from acquisitions completed in 2004 and higher average rates. The average interest rate for the three-month period ended December 31, 2004 was 5.0% compared to 3.8% in the comparable prior year period. This increase in interest rates was attributable to the implementation of interest rate swap agreements to fix a portion of the Company's floating rate debt and the increase in leverage due to the Syltone and Nash Elmo acquisitions.

The provision for income taxes was $3.1 million in both three-month periods, as the increase in income before taxes in 2004 was offset by a lower effective tax rate in the fourth quarter. The Company's tax rate for the three months ended December 31, 2004 was 18.3% due to net favorable fourth quarter income tax reductions that lowered the effective rate for the full year to 29% from the previous estimate of 34% and resulted in $0.13 of incremental DEPS in the fourth quarter. Fourth quarter items that reduced the full year rate related to favorable settlements of U.S. and non-U.S. income tax matters and a higher proportion of earnings derived from lower taxed non-U.S. jurisdictions. These positive items were partially offset by incremental taxes accrued in anticipation of the planned repatriation of certain non-U.S. earnings in 2005 at a reduced tax rate pursuant to the American Jobs Creation Act of 2004.

Net income for the three months ended December 31, 2004 increased $7.1 million (110%) to $13.6 million ($0.67 DEPS), compared to $6.5 million ($0.40 DEPS) in same period of 2003. This increase was primarily attributable to the 2004 acquisitions, the favorable income tax reductions and incremental volume and the related leverage of fixed and semi-fixed expenses. The incremental impact on DEPS from the 2004 acquisitions was $0.21 and the stock offering completed in March 2004 reduced DEPS in the fourth quarter by approximately $0.11. Fourth quarter 2004 DEPS, after adjusting for the impact of the favorable fourth quarter income tax and amortization and depreciation adjustments discussed above, would have been $0.49.

Full Year Results
-----------------

Revenues increased $300.0 million (68%) to $739.5 million in 2004, compared to $439.5 million in 2003. This increase was primarily due to the acquisitions in 2004, which contributed $247.3 million in revenues. Increased volume, combined with changes in currency exchange rates and price increases, also contributed to this improvement.

Revenues for the Compressor and Vacuum Products segment increased $220.4 million (60%) to $589.4 million in 2004, compared to $369.0 million in 2003. This increase was primarily due to acquisitions ($192.4 million) in 2004; increased volume of compressor and blower shipments in the U.S., Europe, China and South Africa; changes in currency exchange rates ($12.8 million) and price increases. Fluid Transfer Products segment revenues increased $79.7 million to $150.2 million in 2004, compared to $70.5 million 2003. This 113% increase was primarily due to acquisitions ($54.9 million) in 2004, increased shipments of well stimulation pumps, aftermarket parts and water jetting systems and price increases. These increased shipments were partially offset by decreased drilling pump volume.

Gross margin percentage increased to 32.6% in 2004, compared to 30.0% in 2003. This increase in gross margin percentage was principally attributable to the increased volume and the related benefit of increased cost leverage over a higher revenue base. Acquisitions completed in 2004 also positively impacted gross margin percentage, as their gross margin percentage was higher than the Company's previously existing businesses. Finally, favorable sales mix contributed to the increased gross margin as 2004 included a higher percentage of aftermarket sales compared to the prior year. These positive factors were partially offset by higher material costs and some supply chain inefficiencies that affected material availability.

Depreciation and amortization increased $7.3 million to $21.9 million in 2004, compared to $14.6 million in 2003, primarily due to the Syltone and Nash Elmo acquisitions.

Selling and administrative expenses increased $72.1 million (85%) to $157.5 million in 2004, compared to $85.3 million in 2003, primarily due to the 2004 acquisitions ($62.1 million). Higher compensation and fringe benefit costs and changes in currency exchange rates also contributed to this increase. As a percentage of revenues, selling and administrative expenses increased to 21.3% for the twelve-month period of 2004 from 19.4% in 2003, due to acquisitions.

Other income, net decreased $2.6 million in 2004 to $0.6 million, compared to $3.2 million in 2003. This change was primarily due to higher foreign currency transaction gains recorded in 2003. Prior year results included a $3.2 million gain in the fourth quarter related to the appreciation of U.S. dollar borrowings, which were converted to British pounds prior to being used to consummate the Syltone acquisition. An additional $1.2 million gain was recorded related to these borrowings in the first quarter of 2004. Prior year results also included a $0.4 million pretax gain on the sale of an idle manufacturing facility in Syracuse, New York.

The Compressor and Vacuum Products segment generated operating margin of 7.9% in 2004, compared to 7.5% in 2003. This increase was primarily attributable to the positive impact of increased cost leverage over a higher revenue base and favorable sales mix. These positive factors were partially offset by increased material costs, and higher compensation and fringe benefit expenses. The Fluid Transfer Products segment generated operating margin of 10.0% in 2004, compared to 5.8% in 2003. This improvement was primarily attributable to the positive impact of increased cost leverage over a higher revenue base, operational improvements and price increases. These positive factors were partially offset by the impact of the Syltone business included in this segment which had lower operating margin than the segment's previously existing businesses.

Interest expense increased $5.4 million to $10.1 million in 2004, compared to $4.7 million in 2003, due to higher average borrowings to fund acquisitions and higher average rates.

Income before income taxes increased $21.9 million (72%) to $52.3 million in 2004, compared to $30.4 million in 2003. Acquisitions in 2004 contributed $10.6 million to this increase. The balance of the increase was primarily attributable to increased volume and the related benefit of increased leverage of fixed and semi-fixed costs over a higher revenue base. These positive factors were partially offset by higher compensation and fringe benefit costs.

Net income increased $16.5 million (80%) to $37.1 million ($1.92 DEPS) in 2004, compared to $20.6 million ($1.27 DEPS) in 2003. The estimated incremental DEPS from 2004 acquisitions was $0.33. The stock offering completed in March of 2004 reduced DEPS for the twelve-month period by approximately $0.23.

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the "CEO's Comments Regarding Results" and "Outlook" sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to identify, negotiate and complete possible future acquisitions; (2) the speed with which the Company is able to integrate acquisitions and realize the related financial benefits; (3) the ability to maintain and to enter into key purchasing, supply and outsourcing relationships; (4) purchased material cost changes, including metal surcharges; (5) the ability to effectively manage the transition of iron casting supply to alternate sources and the skill, commitment and availability of such alternate sources; (6) the successful implementation of other strategic initiatives, including, without limitation, restructuring plans, inventory reduction programs and other cost reduction efforts; (7) the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products; (8) changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for the Company's compressor and vacuum products; (9) pricing of the Company's products; (10) the degree to which the Company is able to penetrate niche and international markets; (11) changes in currency exchange rates (primarily between the U.S. dollar, the euro and the British pound);
(12) changes in interest rates; (13) the ability to attract and retain quality management personnel; (14) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (15) the continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against the Company; (16) the development and acceptance of the Company's new product offerings; (17) the continued successful implementation and utilization of the Company's electronic services; and (18) changes in laws and regulations, including accounting standards, tax requirements and interpretations or guidance related to the Americans Jobs Creation Act of 2004.

The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Comparisons of the financial results for the three and twelve-month periods ended December 31, 2004 and 2003 follow.

Gardner Denver will broadcast its conference call to discuss fourth quarter earnings on Tuesday, February 8, 2005 at 9:30 a.m. Eastern, through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or on CCBN's website (www.fulldisclosure.com).

Gardner Denver, with 2004 revenues of $740 million ($896 million on a pro forma basis including the acquisition of Nash Elmo, which was completed in September 2004), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).



                                     ###



                                                     GARDNER DENVER, INC.
                                             CONSOLIDATED STATEMENT OF OPERATIONS
                                   (in thousands, except per share amounts and percentages)


                                             THREE MONTHS ENDED                                 YEAR ENDED
                                                DECEMBER 31,                                   DECEMBER 31,
                                        -----------------------------                   ---------------------------
                                                                           %                                             %
                                            2004            2003         CHANGE            2004           2003         CHANGE
                                        --------------  -------------  -----------      ------------  -------------  -----------

Revenues                                    $ 241,198      $ 116,590          107         $ 739,539      $ 439,530           68

Costs and Expenses:
  Cost of sales                               161,978         82,630           96           498,435        307,753           62
  Depreciation and amortization                 5,827          3,513           66            21,901         14,566           50
  Selling and administrative                   51,422         22,905          125           157,453         85,326           85
  Interest expense                              4,153          1,337          211            10,102          4,748          113
  Other expense (income), net                   1,118         (3,354)         N/M              (638)        (3,221)         (80)
                                        --------------  -------------                   ------------  -------------

Income before income taxes                     16,700          9,559           75            52,286         30,358           72
Provision for income taxes                      3,064          3,059           --            15,163          9,715           56
                                        --------------  -------------                   ------------  -------------

Net income                                  $  13,636      $   6,500          110         $  37,123      $  20,643           80
                                        ==============  =============                   ============  =============

Basic earnings per share                    $    0.69      $    0.40           73         $    1.96      $    1.29           52
                                        ==============  =============                   ============  =============

Diluted earnings per share                  $    0.67      $    0.40           68         $    1.92      $    1.27           51
                                        ==============  =============                   ============  =============

Basic weighted average
    number of shares outstanding               19,880         16,104                         18,955         16,061
                                        ==============  =============                   ============  =============
Diluted weighted average
    number of shares outstanding               20,389         16,434                         19,377         16,312
                                        ==============  =============                   ============  =============

Shares outstanding as of 12/31                 19,948         16,117
                                        ==============  =============





                                                     GARDNER DENVER, INC.
                                                   BUSINESS SEGMENT RESULTS
                                              (in thousands, except percentages)


                                            THREE MONTHS ENDED                              YEAR ENDED
                                               DECEMBER 31,                                DECEMBER 31,
                                        ---------------------------                  --------------------------
                                                                           %                                            %
                                           2004           2003           CHANGE         2004          2003            CHANGE
                                        ------------   ------------     ---------    ------------  ------------     -----------
COMPRESSOR & VACUUM PRODUCTS
   Revenues                                $193,212        $97,840            97        $589,382      $369,023              60
   Operating earnings                        14,259          6,428           122          46,681        27,792              68
   % of Revenues                               7.4%           6.6%                          7.9%          7.5%
      Orders                                195,506         87,544           123         611,262       352,677              73
      Backlog                               169,894         48,742           249         169,894        48,742             249

FLUID TRANSFER PRODUCTS
   Revenues                                  47,986         18,750           156         150,157        70,507             113
   Operating earnings                         7,712          1,114           592          15,069         4,093             268
   % of Revenues                              16.1%           5.9%                         10.0%          5.8%
      Orders                                 47,503         19,557           143         175,728        72,943             141
      Backlog                                52,271          9,651           442          52,271         9,651             442


                                                CONDENSED BALANCE SHEET ITEMS
                                              (in thousands, except percentages)

                                                                           %
                                         12/31/04        9/30/04         CHANGE       12/31/03
                                        ------------   ------------     ---------    ------------
Cash and equivalents                     $   64,601       $ 48,055            34        $132,803
Receivables, net                            163,927        152,459             8          81,345
Inventories, net                            138,386        141,977            (3)         64,327
Current assets                              385,522        360,974             7         287,809

Total assets                              1,028,187        999,970             3         589,733

Short-term debt and cur. maturities          32,729         28,964            13          16,875

Accounts payable and accrued
    liabilities                             206,069        171,609            20          84,081

Current liabilities                         238,798        200,573            19         100,956

Long-term debt, ex. cur. maturities         280,476        309,564            (9)        165,756

Total liabilities                           623,133        623,859            --         323,828

Total stockholders' equity                  405,054        376,111             8         265,905